Exhibit 99.2

LETTER TO CLIENTS

NBCUNIVERSAL MEDIA, LLC

CONSENT SOLICITATION AND OFFER TO GUARANTEE

8 7/8% Senior Notes due 2015 (CUSIP NO. 913405AE6)

10  7/8% Senior Subordinated Notes due 2016 (CUSIP NO. 913405AG1)

OF

UNIVERSAL CITY DEVELOPMENT PARTNERS, LTD.

UCDP FINANCE, INC.

To Our Clients:

NBCUniversal Media, LLC, a Delaware limited liability company (“NBCUniversal”) is offering to fully and unconditionally guarantee the 8 7/8% Senior Notes due 2015 (the “Senior Notes”) and the 10 7/8% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Notes”) of Universal City Development Partners, Ltd. and UCDP Finance, Inc. (the “Issuers”) in return for your consent to an amendment to the terms of both the Senior Notes and the Senior Subordinated Notes which would change the covenants and events of default applicable to the Notes as described in the Prospectus in order to conform them with those contained in NBCUniversal’s public debt securities. The terms of the consent solicitation, including a full description of the proposed amendment, are set forth in the enclosed Prospectus dated [                    ], 2011 (the “Prospectus”) and related Letter of Consent (the “Letter of Consent,” and together with the Prospectus, the “Consent Solicitation”).

We are writing to request instructions as to whether you wish to consent to the amendment described in the Prospectus with respect to any or all of the Notes held by us for your account as of the end of business on [                    ], 2011, the record date for the Consent Solicitation, and to agree to the terms and conditions of the Consent Solicitation. We are the holder of record and/or participant in the book-entry transfer facility of Notes held by us for your account. A consent with respect to such Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Consent is furnished to you for your information and cannot be used by you to consent to the amendment of the terms of your Notes held by us for your account.

PLEASE NOTE THAT THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON [                    ], 2011 UNLESS EXTENDED, SO IT IS IMPORTANT THAT YOU READ THE PROSPECTUS AND LETTER OF CONSENT AND FURNISH US WITH YOUR INSTRUCTIONS AS PROMPTLY AS POSSIBLE.

We also request that you confirm that we may on your behalf make the representations contained in the Letter of Consent, including that (1) you are not an “affiliate” of NBCUniversal, (2) you were the holder of the Notes held by us for your account as of the end of business on [                    ], 2011, the record date for the Consent Solicitation, and (3) you have full power and authority to consent to the amendment to the terms of the Notes described in the Prospectus.

The guarantees will be provided only if consents to the amendment have been validly submitted and not withdrawn by the holders of record as of the end of business on [                    ], 2011 of more than 50% of the principal amount of both the Senior Notes and the Senior Subordinated Notes by the expiration date.

Very truly yours,